Western New England Bancorp, Inc. 8-K

Exhibit 99.1

For further information contact:
James C. Hagan, President and CEO
Guida R. Sajdak, Executive Vice President and CFO
Meghan Hibner, Vice President and Investor Relations Officer
413-568-1911

WESTERN NEW ENGLAND BANCORP, INC. REPORTS RESULTS FOR THREE MONTHS ENDED

MARCH 31, 2020 AND DECLARES QUARTERLY CASH DIVIDEND

Westfield, Massachusetts, April 28, 2020: Western New England Bancorp, Inc. (the “Company” or “WNEB”) (NasdaqGS: WNEB), the holding company for Westfield Bank (the “Bank”), announced today the unaudited results of operations for the three months ended March 31, 2020. The Company reported net income of $2.1 million, or $0.08 per diluted share, for the three months ended March 31, 2020, as compared to net income of $3.4 million, or $0.13 per diluted share, for the three months ended March 31, 2019, and as compared to net income of $3.4 million, or $0.13 per diluted share, for the three months ended December 31, 2019.

The Company also announced that the Board of Directors declared a quarterly cash dividend of $0.05 per share, payable on or about May 27, 2020 to shareholders of record on May 13, 2020.

James C. Hagan, President and Chief Executive Officer stated, “We entered the quarter with good momentum, coming off of a strong end to 2019. We positioned ourselves to take advantage of the market opportunities as we announced our expansion into the Connecticut marketplace with two new branches opening in 2020 and the opening of a branch in Huntington, Massachusetts. The Huntington, Massachusetts branch opened on February 25, 2020 and through March 31, 2020, reported $14.0 million in deposits. As with virtually every industry, the banking industry as a whole has been adversely affected by the global health crises caused by the spread of COVID-19, which has set off the current financial crisis. Despite the current economic challenges, we increased loans and core deposits, which continued to progress along nicely over the last few quarters. We were able to stabilize the net interest margin by carefully managing the liability costs in a disciplined manner notwithstanding the Federal Reserve’s unprecedented steps to cut interest rates by 150 basis points in March to support the economy. The first quarter had strong stock buyback activity with the repurchase of approximately 1.0 million shares.”

Mr. Hagan concluded, “As we continue to operate as an “essential business” in our community, I want to thank our employees for remaining committed to helping our customers. We feel that the support we provide today will make a significant difference in the success of our community and our businesses tomorrow. I'm proud of the massive effort put in by our branch staff, lenders, call center employees, human resources, facilities, technology and operations teams. I would also like to thank our senior management team and the Board of Directors for the exceptional leadership they have shown under the most difficult of circumstances. While these are certainly challenging times, I’m confident that together, we will persevere and be stronger than ever as a community. We are thankful to our customers and shareholders for their continued support and confidence in our management team.”

1

COVID-19 Response and Actions:

During the first quarter, the Company has responded to the COVID-19 pandemic while prioritizing the health and safety of its employees, customers and community. In particular, on March 23, 2020, in order to abide by the Massachusetts emergency order and as an “essential business,” the Company closed its branches and started the transition to working remotely. The Company’s drive-up windows and ATMs remain open and we continue to service our customers through scheduled appointments and online channels.

The Company also responded to the March 27, 2020 $2.2 trillion fiscal stimulus bill known as the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”). As a Preferred Lender with the Small Business Administration (“SBA”), the Company was in a position to react immediately to the Paycheck Protection Program (“PPP”) component of the CARES Act launched by the Treasury and the SBA. Westfield Bank is doing its part by participating in the PPP loan program. The PPP was designed such that a loan originated under this program will be forgiven if the small business retains its employees and level of payroll through the first two months of the loan. These loans carry a customer rate of 1.00% plus a processing fee that varies depending on the balance of the loan at origination and have a two-year maturity. The Company’s employees worked tirelessly to contact customers and process applications. As of April 16, 2020, the Company received funding approval from the SBA for over 600 applications totaling approximately $185 million, with processing fees estimated to total approximately $5.5 million. As of April 16, 2020, the SBA funds allocated in the original PPP authorization were fully utilized. The Company has a large pipeline of qualified, pending applicants waiting for the second round to be approved by the SBA, which was announced on April 21, 2020.

In addition to participating in the PPP, the Company granted deferred loan payments for impacted commercial, residential and consumer customers who have experienced financial hardship due to COVID-19. The loan payment deferrals can be up to 90 days, depending upon the financial needs of each customer. Further deferrals will be re-evaluated on a customer-by-customer basis upon the expiration of the existing deferral period. As of April 17, 2020, the deferred loan payment commitments totaled $170.6 million, or 321 loans, for which principal and interest payments were deferred. Loan payment deferrals by loan type were as follows:

•	Commercial and industrial loans – 154 loans, totaling $16.0 million;
•	Commercial real estate loans – 77 loans, totaling $135.4 million;
•	Residential mortgage loans – 83 loans, totaling $19.1 million; and
•	Consumer loans – 7 loans, totaling $81,000.

The Company is continuing to monitor COVID-19’s impact on its business and its customers, however, the extent to which COVID-19 will impact its results and operations will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures.

2

Key Highlights:

Loans and Deposits: At March 31, 2020, total loans were $1.8 billion, an increase of $28.1 million, or 1.6%, from December 31, 2019, while total deposits increased $28.1 million, or 1.7%, over the same period. Specifically, core deposits increased $31.7 million, or 3.1%, and represented 62.0% of total deposits at March 31, 2020.

Allowance for Loan Losses and Credit Quality: The allowance for loan losses as a percentage of total loans was 0.88% and the allowance for loan losses as a percentage of non-performing loans was 163.9%, at March 31, 2020. Non-performing loans totaled $9.7 million, or 0.54% of total loans, compared to $15.3 million, or 0.91%, at March 31, 2019 and $9.9 million, or 0.56% of total loans, at December 31, 2019. In efforts to maintain our asset quality, we are proactively reaching out to borrowers to assist them with any unexpected challenges from the COVID-19 pandemic.

Net Interest Margin: The net interest margin was 2.87% for the three months ended March 31, 2020 compared to 2.90% for the three months ended December 31, 2019. The net interest margin, on a tax-equivalent basis, was 2.89% for the three months ended March 31, 2020, compared to 2.93% for the three months ended December 31, 2019.

Despite the Federal Reserve Bank emergency rate cut of 150 basis points in March of 2020, and the significant flattening of the yield curve, the adjusted net interest margin, excluding purchase accounting adjustments and prepayment penalties, increased two basis points from 2.83% for the three months ended December 31, 2019 to 2.85% for the three months ended March 31, 2020. These results were achieved through diligent liability management by lowering the cost of funding to offset the decline in asset yields. We are making every effort to mitigate this impact by lowering our funding costs in line with decreasing market rates. We continue to focus on acquiring the most cost-effective sources to fund our loan growth and intend to continue focusing on attracting lower-cost core deposits.

Repurchases: During the three months ended March 31, 2020, the Company repurchased 1,009,731 shares of common stock under its previously announced repurchase plan (the “2019 Plan”). At March 31, 2020, there were 117,135 shares available to repurchase under the 2019 plan. On March 24, 2020, the Board of Directors approved a suspension of the 2019 plan in response to the COVID-19 pandemic. In addition, On April 2, 2020, the Company withdrew its request to regulators to authorize an additional $12 million in capital for buybacks. This action is effective until further notice, but the Company retains the ability to reinstate its buyback program as soon as circumstances warrant.

“In these uncertain times of rapid economic change resulting from the COVID-19 pandemic, we believe it is prudent to preserve our capital to provide more protection against potential credit losses and provide more support for lending activities that may become crucial to supporting our customers and our community. We will continue to evaluate the evolving situation and the reinstatement of the Company’s repurchase plan,” said Mr. Hagan.

Capital Management: Book value per share was $8.88 at March 31, 2020, compared to $8.74 at December 31, 2019, while tangible book value per share increased $0.13, or 1.6%, from $8.14 at December 31, 2019 to $8.27 at March 31, 2020. As of March 31, 2020, the Company’s and the Bank’s regulatory capital ratios continued to exceed the levels required to be considered “well-capitalized” under federal banking regulations.

Net Income for the Three Months Ended March 31, 2020 Compared to the Three Months Ended December 31, 2019

The Company reported net income of $2.1 million, or $0.08 per diluted share, for the three months ended March 31, 2020, compared to net income of $3.4 million, or $0.13 per diluted share, for the three months ended December 31, 2019. Return on average assets and return on average equity were 0.38% and 3.62%, respectively, for the three months ended March 31, 2020, as compared to 0.63% and 5.82%, respectively, for the three months ended December 31, 2019.

3

Net Interest Income and Net Interest Margin

On a sequential quarter basis, net interest income decreased $371,000, or 2.5%, to $14.6 million, for the three months ended March 31, 2020, from $14.9 million for the three months ended December 31, 2019. The decrease in net interest income was due to a $647,000, or 3.1%, decrease in interest and dividend income, partially offset by a $276,000, or 4.5%, decrease in interest expense. The decrease in interest and dividend income was primarily due to a decrease of $423,000 in prepayment penalties from the three months ended December 31, 2019 to the three months ended March 31, 2020. The decrease in interest expense was due to a $181,000, or 4.1%, decrease in interest expense on deposits and a decrease in interest expense on borrowings of $95,000, or 5.6%. In addition, net interest income for the three months ended December 31, 2019 included negative purchase accounting adjustments of $79,000, compared to favorable purchase accounting adjustments of $82,000 for the three months ended March 31, 2020. Excluding the prepayments penalties and the purchase accounting adjustments, net interest income decreased $109,000, or 0.7%, from the three months ended December 31, 2019.

The net interest margin was 2.87% for the three months ended March 31, 2020, compared to 2.90% for the three months ended December 31, 2019. The net interest margin, on a tax-equivalent basis, was 2.89% for the three months ended March 31, 2020, compared to 2.93% for the three months ended December 31, 2019. Excluding the purchase accounting adjustments and prepayment penalties recorded during the three months ended December 31, 2019 and the three months ended March 31, 2020, the net interest margin increased two basis points from 2.83% for the three months ended December 31, 2019 to 2.85% for the three months. The average yield on interest-earning assets decreased eight basis points from 4.12% for the three months ended December 31, 2019 to 4.04% for the three months ended March 31, 2020. Excluding purchase accounting adjustments and the prepayment penalties, the average yield on interest-earning assets decreased three basis points from 4.03% for the three months ended December 31, 2019 to 4.00% for the three months ended March 31, 2020. The average cost of funds decreased five basis points from 1.58% for the three months ended December 31, 2019 to 1.53% for the three months ended March 31, 2020. The average cost of time deposits decreased seven basis points from 2.15% for the three months ended December 31, 2019 to 2.08% for the three months ended March 31, 2020. The average cost of borrowings increased three basis points from 2.75% for the three months ended December 31, 2019 to 2.78% for the three months ended March 31, 2020. At March 31, 2020, 79% of the Company’s time deposit portfolio, with an average weighted rate of 2.09%, is scheduled to reprice by December 31, 2020.

During the three months ended March 31, 2020, average interest-earning assets increased $1.4 million, or 0.1%, to $2.0 billion. The increase in average interest-earning assets was due to an increase of $8.1 million, or 0.5%, in average loans, an increase of $2.2 million, or 14.4%, in short-term investments, partially offset by a decrease in average securities of $8.8 million, or 3.7%.

Provision for Loan Losses

The provision for loan losses was $2.1 million for the three months ended March 31, 2020, compared to $1.0 million for the three months ended December 31, 2019. The Company recorded net charge-offs of $365,000 for the three months ended March 31, 2020, as compared to net charge-offs of $170,000 for the three months ended December 31, 2019.

At March 31, 2020, asset quality was strong with non-performing loans of $9.7 million, or 0.54% of total loans and a delinquency ratio of 0.69%. However, given the increased unemployment and market disruption that occurred in the latter half of the first quarter, the Company established a special COVID-19 pandemic provision to build reserves resulting from the economic effects the pandemic will have on multiple industries, with the largest impacts expected to be, but not limited to: hospitality, retail, restaurant and food service, and oil and gas.  For a breakout of the Company’s credit concentration, please see the “Credit Quality” section in this release.

4

Non-Interest Income

On a sequential quarter basis, non-interest income increased $119,000, or 4.9%, to $2.5 million for the three months ended March 31, 2020. During the three months ended March 31, 2020, the Company reported a gain on the sale of securities of $23,000 and an unrealized gain of $102,000 on the Company’s marketable equity securities portfolio. Service charges and fees decreased $89,000, or 4.8%, income from bank-owned life insurance decreased $11,000, or 2.4%, and other income, due to swap fees on commercial loans, decreased $20,000, or 9.8%.

Non-Interest Expense

On a sequential quarter basis, non-interest expense increased $409,000, or 3.4%, to $12.3 million, or 2.27% of average assets, for the three months ended March 31, 2020, from $11.9 million, or 2.17% of average assets, for the three months ended December 31, 2019. FDIC insurance expense increased $138,000 from $13,000 for the three months ended December 31, 2019 to $151,000 for the three months ended March 31, 2020. The increase in the FDIC insurance expense was due to the decrease in the FDIC Small Bank assessment credits from $217,000 for the three months ended December 31, 2019 to $92,000 for the three months ended March 31, 2020. At March 31, 2020, the Company has utilized its full amount of the small bank assessment credits. Occupancy expense increased $137,000, or 13.3%, primarily due to a $37,000 increase in snow removal costs and $92,000 in COVID-19 related expenses. Salaries and benefit expenses increased $67,000, or 0.9%, other non-interest expense increased $45,000, or 2.5%, professional fees increased $18,000, or 3.1%, data processing expense increased $12,000, or 1.7%, and advertising and marketing expense increased $18,000, or 7.7%. These increases were partially offset by a decrease in furniture and equipment of $26,000, or 6.2%. For the three months ended March 31, 2020, the efficiency ratio was 72.6%, compared to 68.3% for the three months ended December 31, 2019.

Income Tax Provision

The Company’s effective tax rate for the three months ended March 31, 2020 was 21.9%, compared to 22.3% for the three months ended December 31, 2019.

Net Income for the Three Months Ended March 31, 2020 Compared to the Three Months Ended March 31, 2019

The Company reported net income of $2.1 million, or $0.08 per diluted share, for the three months ended March 31, 2020, compared to a net income of $3.4 million, or $0.13 per diluted share, for the three months ended March 31, 2019. Return on average assets and return on average equity were 0.38% and 3.62%, respectively, for the three months ended March 31, 2020, as compared to 0.66% and 6.05%, respectively, for the three months ended March 31, 2019.

Net Interest Income and Net Interest Margin

Net interest income increased $227,000, or 1.6%, to $14.6 million, for the three months ended March 31, 2020, from $14.3 million, for the three months ended March 31, 2019. The increase in net interest income was due to an increase in interest and dividend income of $330,000, or 1.6%, partially offset by an increase in interest expense of $103,000 or 1.8%. Net interest income included $82,000 and $22,000 in favorable purchase accounting adjustments for the three months ended March 31, 2020 and 2019, respectively. The increase in interest expense was primarily due to an increase of $267,000, or 6.7%, in interest expense on deposits, partially offset by a decrease of $164,000, or 9.3%, in interest expense on borrowings.

The net interest margin was 2.87% for the three months ended March 31, 2020, compared to 2.94% for the three months ended March 31, 2019. The net interest margin, on a tax-equivalent basis, was 2.89% for the three months ended March 31, 2020, compared to 2.97% for the three months ended March 31, 2019. The purchase accounting adjustments increased net interest income by $82,000 and $22,000 during the three months ended March 31, 2020 and March 31, 2019, respectively. Excluding the purchase accounting adjustments, the net interest margin was 2.85% for the three months ended March 31, 2020 and 2.94% for the three months ended March 31, 2019.

The average yield on interest-earning assets decreased 11 basis points to 4.04% for the three months ended March 31, 2020, from 4.15% for the three months ended March 31, 2019. During the three months ended March 31, 2020, the average cost of funds decreased one basis point to 1.53%, from 1.54% for the three months ended March 31, 2019. The average cost of time deposits increased nine basis points to 2.08% for the three months ended March 31, 2020, from 1.99% for the three months ended March 31, 2019. The average cost of borrowings decreased nine basis points to 2.78% for the three months ended March 31, 2020 from 2.87% for the three months ended March 31, 2019.

5

Average interest-earning assets increased $68.4 million, or 3.5%, to $2.0 billion for the three months ended March 31, 2020. The increase in average interest-earning assets was due to an increase in average loans of $98.4 million, or 5.8%, and an increase in short-term and other investments of $3.3 million, or 10.6%, partially offset by a decrease in average securities of $33.2 million, or 12.8%.

Provision for Loan Losses

The provision for loan losses was $2.1 million for the three months ended March 31, 2020, compared to $50,000 for the three months ended March 31, 2019. The increase was primarily due to the impacts of the COVID-19 pandemic on multiple sectors. The Company recorded net charge-offs of $365,000 for the three months ended March 31, 2020, as compared to net charge-offs of $224,000 for the three months ended March 31, 2019.

Non-Interest Income

Non-interest income increased $354,000, or 16.3%, to $2.5 million for the three months ended March 31, 2020, from $2.2 million for the three months ended March 31, 2019. Service charges and fees increased $141,000, or 8.6%, other income, due to swap fees on commercial loans, increased $177,000, income from bank-owned life insurance increased $16,000, or 3.8%, and unrealized gains on the Company’s marketable equity securities portfolio increased $32,000, or 45.7%,. These increases were partially offset by a decrease of $12,000, or 34.3%, in realized gains on the sale of securities.

Non-Interest Expense

Non-interest expense increased $291,000, or 2.4%, to $12.3 million, or 2.27% of average assets, for the three months ended March 31, 2020, from $12.0 million, or 2.31% of average assets, for the three months ended March 31, 2019. Salaries and benefits increased $392,000, or 5.8%, primarily due to annual merit increases as well as the addition of new staff to support the Company’s business initiatives. Other non-interest expense increased $110,000, or 6.3%, and data processing expense increased $50,000, or 7.5%. Advertising expense decreased $112,000, or 30.8%, professional fees decreased $106,000, or 15.0%, FDIC insurance expense decreased $25,000, or 14.2%, furniture and equipment decreased $14,000, or 3.5%, and occupancy expense decreased $4,000, or 0.3%. During the three months ended March 31, 2020, occupancy expenses included $92,000 due to COVID-19 related expenses. For the three months ended March 31, 2020, the efficiency ratio was 72.6%, compared to 73.4% for the three months ended March 31, 2019.

Income Tax Provision

The Company’s effective tax rate was 21.9% and 22.5% for the three months ended March 31, 2020 and 2019, respectively.

6

Balance Sheet

At March 31, 2020, total assets were $2.2 billion, an increase of $8.9 million, or 0.4%, from December 31, 2019. During the same period, total loans increased $28.1 million, or 1.6%, and securities decreased $12.5 million, or 5.3%.

Loans

Total loans of $1.8 billion increased $28.1 million, or 1.6%, from December 31, 2019 due to an increase in commercial real estate loans of $18.9 million, or 2.3%, an increase in commercial and industrial loans of $7.8 million, or 3.1%, and an increase in residential loans, including home equity loans, of $1.9 million, or 0.3%.

The following table is a summary of our outstanding loan balances as of the periods indicated:

	March 31, 2020	December 31, 2019
	(Dollars in thousands)

Commercial real estate loans	$835,750	$816,886
Commercial and industrial loans	256,687	248,893
Residential real estate loans	702,156	700,244
Consumer loans	5,356	5,747
Total gross loans	1,799,949	1,771,770
Unamortized premiums and net deferred loans fees and costs	4,226	4,264
Total loans	$1,804,175	$1,776,034

Credit Quality

Management continues to remain attentive to any signs of deterioration in borrowers’ financial conditions and is proactive in taking the appropriate steps to mitigate risk. At March 31, 2020, non-performing loans decreased $217,000, or 2.2%, to $9.7 million, or 0.54% of total loans, compared to $9.9 million, or 0.56% of total loans, at December 31, 2019. There were no loans 90 or more days past due and still accruing interest. Non-performing assets to total assets was 0.44% and 0.45% at March 31, 2020 and December 31, 2019, respectively. The allowance for loan losses as a percentage of total loans was 0.88% and 0.79% at March 31, 2020 and December 31, 2019, respectively. At March 31, 2020, the allowance for loan losses as a percentage of non-performing loans was 163.9%, compared to 142.7% at December 31, 2019. The allowance for loan losses as a percentage of total loans, excluding loans acquired, which were recorded at fair value with no related allowance for loan losses, was 1.09% at March 31, 2020 and 1.01% at December 31, 2019.

On March 23, 2020, the Governor of Massachusetts issued an emergency order requiring all businesses and organizations that do not provide COVID-19 Essential Services to close their physical workplaces and facilities to workers, customers and the public from March 24, 2020 until April 7, 2020, which was subsequently extended through May 18, 2020. The order has put significant pressure on the local business community.  Sectors that have been materially impacted include, but are not limited to: hospitality, retail, restaurant and food service, and oil and gas.

7

The following table provides some insight into the composition of the Bank's loan portfolio at March 31, 2020:

Industry	Percentage of Total Loan Portfolio	Percentage of Risk-Based Capital
Apartments	10%	79%
Office	6%	45%
Manufacturing	5%	40%
Wholesale	4%	33%
Retail	4%	30%
Industrial	3%	24%
Hotels	3%	24%
New and used auto sales/service	3%	23%
Health care and social assistance	2%	20%
Shopping center	2%	18%
Educational services	2%	18%
Nursing homes and assisted living	2%	18%
Contractors (16-types)	2%	16%
Lessors of residential buildings and dwellings	2%	15%
Mixed use	2%	15%
Retail trade	2%	14%
Other (1)	8%	64%
Residential – owner occupied	39%	314%

____________________________________

(1)	Other consists of multiple industries, which individually are less than 1% of the total loan portfolio.

Although the Bank's loan portfolio contains impacted sectors, the concentration limits remain acceptable, with no sector, excluding residential, representing more than 100% of the Bank's risk-based capital.  The Company monitors lending exposure by industry classification to determine potential risk associated with industry concentrations, if any, that could lead to additional credit loss exposure. As stated above, as a result of the COVID-19 pandemic, the Company identified sectors that have been materially impacted including, but not limited to: hospitality, retail, restaurants and food service, and oil and gas. These sectors potentially carry a higher level of credit risk, as many of these borrowers have incurred a significant negative impact to their businesses resulting from the governmental stay-at-home orders as well as travel limitations. The Company has a negligible exposure to the oil and gas sector, as loans outstanding totaled $18.0 million, or 1.0%, of total loans at March 31, 2020.

Deposits

At March 31, 2020, total deposits were $1.7 billion, an increase of $28.1 million, or 1.7%, from December 31, 2019. Core deposits, which the Company defines as all deposits except time deposits, increased $31.7 million, or 3.1%, from $1.0 billion, or 61.1% of total deposits, at December 31, 2019, to $1.1 billion, or 62.0% of total deposits, at March 31, 2020. Non-interest bearing deposits increased $1.4 million, or 0.4%, to $394.7 million, money market accounts increased $25.8 million, or 5.9%, to $461.2 million, interest-bearing checking accounts decreased $2.9 million, or 4.1%, to $67.3 million, and savings accounts increased $7.5 million, or 5.9%, to $133.8 million compared to December 31, 2019. Time deposits decreased $3.6 million, or 0.6%, from $652.6 million at December 31, 2019 to $649.0 million at March 31, 2020. Brokered deposits, which are included within time deposits, were $21.5 million at March 31, 2020 and December 31, 2019.

8

Federal Home Loan Bank (“FHLB”) Advances

FHLB advances decreased $18.1 million, or 7.6%, from $240.5 million at December 31, 2019, to $222.4 million at March 31, 2020. The Company utilized the increase in deposit balances and the decrease in investment securities during the quarter to pay down FHLB borrowings.

Capital

At March 31, 2020, shareholders’ equity was $227.8 million, or 10.4% of total assets, compared to $232.0 million, or 10.6% of total assets, at December 31, 2019. The decrease in shareholders’ equity during the three months ended March 31, 2020 reflects $8.1 million for the repurchase of the Company’s shares during the quarter and the payment of regular cash dividends of $1.3 million, partially offset by net income of $2.1 million and a decrease of $2.7 million in accumulated other comprehensive loss. Total shares outstanding as of March 31, 2020 were 25,644,334.

The Company’s book value per share increased by $0.14, or 1.6%, to $8.88 at March 31, 2020, from $8.74 at December 31, 2019. The Company’s tangible book value per share increased by $0.13, or 1.6%, to $8.27 at March 31, 2020 from $8.14 at December 31, 2019. The Bank’s regulatory capital ratios continued to exceed the levels required to be considered “well-capitalized” under federal banking regulations.

Share Repurchase

On January 29, 2019, the Board of Directors authorized the 2019 Plan under which the Company may purchase up to 2,814,200 shares, or 10% of its outstanding common stock. During the three months ended March 31, 2020, the Company repurchased 1,009,731 shares under the 2019 Plan. As of March 31, 2020, there were 117,135 shares remaining under the 2019 Plan. As mentioned earlier, on March 24, 2020, the Board of Directors approved a suspension of the 2019 plan in response to the COVID-19 pandemic. This action is effective until further notice but the Company retains the ability to reinstate its buyback program as soon as circumstances warrant. In addition, on April 2, 2020, the Company withdrew its request to regulators to authorize an additional $12 million in capital for buybacks.

About Western New England Bancorp, Inc.

Western New England Bancorp, Inc. is a Massachusetts-chartered stock holding company and the parent company of Westfield Bank, CSB Colts, Inc., Elm Street Securities Corporation, WFD Securities, Inc. and WB Real Estate Holdings, LLC. Western New England Bancorp, Inc. and its subsidiaries are headquartered in Westfield, Massachusetts and operate 23 banking offices located in Agawam, Chicopee, East Longmeadow, Feeding Hills, Holyoke, Huntington, Ludlow, South Hadley, Southwick, Springfield, Ware, West Springfield and Westfield, Massachusetts, and Granby and Enfield, Connecticut.  To learn more, visit our website at www.westfieldbank.com.

9

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the Company’s financial condition, liquidity, results of operations, future performance, business, measures being taken in response to the COVID-19 pandemic and the impact of the COVID-19 impact on the Company’s business. Forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.”  Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates.  These factors include, but are not limited to:

•	the duration and scope of the COVID-19 pandemic and the local, national and global impact of COVID-19;
•	actions governments, businesses and individuals take in response to the COVID-19 pandemic;
•	the pace of recovery when the COVID-19 pandemic subsides;
•	changes in the interest rate environment that reduce margins;
•	the effect on our operations of governmental legislation and regulation, including changes in accounting regulation or standards, the nature and timing of the adoption and effectiveness of new requirements under the Dodd-Frank Act Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”), Basel guidelines, capital requirements and other applicable laws and regulations;
•	the highly competitive industry and market area in which we operate;
•	general economic conditions, either nationally or regionally, resulting in, among other things, a deterioration in credit quality;
•	changes in business conditions and inflation;
•	changes in credit market conditions;
•	the inability to realize expected cost savings or achieve other anticipated benefits in connection with business combinations and other acquisitions;
•	changes in the securities markets which affect investment management revenues;
•	increases in Federal Deposit Insurance Corporation deposit insurance premiums and assessments;
•	changes in technology used in the banking business;
•	the soundness of other financial services institutions which may adversely affect our credit risk;
•	certain of our intangible assets may become impaired in the future;
•	our controls and procedures may fail or be circumvented;
•	new lines of business or new products and services, which may subject us to additional risks;
•	changes in key management personnel which may adversely impact our operations;
•	severe weather, natural disasters, acts of war or terrorism and other external events which could significantly impact our business; and
•	other factors detailed from time to time in our SEC filings.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from the results discussed in these forward-looking statements.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  We do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except to the extent required by law.

10

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019
INTEREST AND DIVIDEND INCOME:
Loans	$18,747	$19,366	$19,111	$18,302	$18,058
Securities	1,399	1,431	1,465	1,630	1,690
Other investments	182	195	192	210	236
Short-term investments	62	45	36	73	76
Total interest and dividend income	20,390	21,037	20,804	20,215	20,060

INTEREST EXPENSE:
Deposits	4,236	4,417	4,454	4,367	3,969
Long-term debt	1,014	1,069	1,102	1,051	1,139
Short-term borrowings	587	627	720	596	626
Total interest expense	5,837	6,113	6,276	6,014	5,734

Net interest and dividend income	14,553	14,924	14,528	14,201	14,326

PROVISION FOR LOAN LOSSES	2,100	1,000	1,275	350	50

Net interest and dividend income after provision for loan losses	12,453	13,924	13,253	13,851	14,276

NON-INTEREST INCOME:
Service charges and fees	1,774	1,863	2,018	1,850	1,633
Income from bank-owned life insurance	441	452	444	478	425
Gain (loss) on sales of securities, net	23	(85)	49	(96)	35
Unrealized gain (losses) on marketable equity securities	102	(29)	45	79	70
Other income	185	205	55	206	8
Total non-interest income	2,525	2,406	2,611	2,517	2,171

NON-INTEREST EXPENSE:
Salaries and employee benefits	7,172	7,105	6,893	6,876	6,780
Occupancy	1,167	1,030	975	998	1,171
Furniture and equipment	391	417	424	427	405
Data processing	715	703	710	702	665
Professional fees	599	581	546	607	705
FDIC insurance	151	13	5	236	176
Advertising	252	234	364	370	364
Other	1,867	1,822	1,823	1,924	1,757
Total non-interest expense	12,314	11,905	11,740	12,140	12,023

INCOME BEFORE INCOME TAXES	2,664	4,425	4,124	4,228	4,424

INCOME TAX PROVISION	584	988	899	971	994
NET INCOME	$2,080	$3,437	$3,225	$3,257	$3,430

Basic earnings per share	$0.08	$0.13	$0.12	$0.13	$0.13
Weighted average shares outstanding	25,565,138	25,819,623	25,854,040	26,047,187	27,037,520
Diluted earnings per share	$0.08	$0.13	$0.12	$0.12	$0.13
Weighted average diluted shares outstanding	25,617,920	25,946,894	25,969,365	26,160,169	27,153,160

Other Data:
Return on average assets (1)	0.38%	0.63%	0.60%	0.62%	0.66%
Return on average equity (1)	3.62%	5.82%	5.53%	5.76%	6.05%
Efficiency ratio (2)	72.64%	68.25%	68.88%	72.54%	73.35%
Net interest margin, on a fully tax-equivalent basis	2.89%	2.93%	2.91%	2.92%	2.97%

____________________________________

(1)	Annualized.
(2)	The efficiency ratio represents the ratio of operating expenses divided by the sum of net interest and dividend income and non-interest income, excluding realized and unrealized gains and losses on securities.

11

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019
Cash and cash equivalents	$26,675	$24,741	$45,399	$25,688	$44,482
Securities available-for-sale, at fair value	215,118	227,708	231,258	234,999	244,878
Marketable equity securities, at fair value	6,875	6,737	6,726	6,639	6,518
Federal Home Loan Bank of Boston and other restricted stock - at cost	11,994	14,477	13,064	11,756	12,407

Loans	1,804,175	1,776,034	1,751,582	1,722,161	1,680,666
Allowance for loan losses	(15,837)	(14,102)	(13,272)	(12,423)	(11,879)
Net loans	1,788,338	1,761,932	1,738,310	1,709,738	1,668,787

Bank-owned life insurance	71,492	71,051	70,599	70,155	69,677
Goodwill	12,487	12,487	12,487	12,487	12,487
Core deposit intangible	3,219	3,312	3,406	3,500	3,594
Other assets	54,130	59,031	52,435	52,182	52,867
TOTAL ASSETS	$2,190,328	$2,181,476	$2,173,684	$2,127,144	$2,115,697

Total deposits	$1,705,984	$1,677,864	$1,669,515	$1,644,551	$1,629,834
Short-term borrowings	45,000	35,000	35,000	50,000	35,000
Long-term debt	177,358	205,515	205,681	175,683	196,039
Other liabilities	34,177	31,073	31,507	27,194	27,507
TOTAL LIABILITIES	1,962,519	1,949,452	1,941,703	1,897,428	1,888,380

TOTAL SHAREHOLDERS' EQUITY	227,809	232,024	231,981	229,716	227,317

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$2,190,328	$2,181,476	$2,173,684	$2,127,144	$2,115,697

12

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Other Data

(Dollars in thousands, except per share data)

Unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019
Other Data:

Shares outstanding at end of period	25,644,334	26,557,981	26,561,742	26,703,468	26,953,429

Book value per share	$8.88	$8.74	$8.73	$8.60	$8.43
Tangible book value per share	8.27	8.14	8.14	8.00	7.84
30-89 day delinquent loans	7,735	9,418	9,176	7,165	8,513
30-89 day delinquent loans acquired from Chicopee , net of purchase accounting adjustments	3,788	6,573	3,270	3,160	2,751
Total delinquent loans	12,448	13,802	13,435	14,712	15,103
Total delinquent loans as a percentage of total loans	0.69%	0.78%	0.77%	0.85%	0.90%
Nonperforming loans	$9,664	$9,881	$11,058	$14,920	$15,312
Nonperforming loans acquired, net of purchase accounting adjustments	5,561	5,743	4,122	3,938	4,032
Nonperforming loans as a percentage of total loans	0.54%	0.56%	0.63%	0.87%	0.91%
Nonperforming assets as a percentage of total assets	0.44%	0.45%	0.51%	0.70%	0.72%
Allowance for loan losses as a percentage of nonperforming loans	163.88%	142.72%	120.02%	83.26%	77.58%
Allowance for loan losses as a percentage of total loans	0.88%	0.79%	0.76%	0.72%	0.71%
Allowance for loan losses as a percentage of total loans, excluding loans acquired recorded at fair value with no corresponding allowance	1.09%	1.01%	0.99%	0.96%	0.96%

13

The following table sets forth the information relating to our average balances and net interest income for the three months ended March 31, 2020, December 31, 2019 and March 31, 2019 and reflects the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated.

	Three Months Ended
	March 31, 2020			December 31, 2019			March 31, 2019
	Average		Average Yield/	Average		Average Yield/	Average		Average Yield/
	Balance	Interest(6)	Cost	Balance	Interest(6)	Cost	Balance	Interest(6)	Cost
	(Dollars in thousands)
ASSETS:
Interest-earning assets
Loans(1)(2)	$1,782,500	$18,876	4.26%	$1,774,442	$19,497	4.36%	$1,684,094	$18,179	4.38%
Securities(2)	225,933	1,404	2.50	234,758	1,436	2.43	259,179	1,695	2.65
Other investments	16,762	182	4.37	16,805	195	4.60	15,942	236	6.00
Short-term investments(3)	17,557	62	1.42	15,312	45	1.17	15,112	76	2.04
Total interest-earning assets	2,042,752	20,524	4.04	2,041,317	21,173	4.12	1,974,327	20,186	4.15
Total non-interest-earning assets	137,665			137,780			133,870
Total assets	$2,180,417			$2,179,097			$2,108,197

LIABILITIES AND EQUITY:
Interest-bearing liabilities
Interest-bearing checking accounts	$70,209	75	0.43	$76,472	98	0.51	$72,934	81	0.45
Savings accounts	131,868	34	0.10	128,347	35	0.11	122,608	33	0.11
Money market accounts	446,234	753	0.68	428,326	733	0.68	395,215	556	0.57
Time deposit accounts	651,424	3,374	2.08	653,768	3,551	2.15	673,852	3,299	1.99
Total interest-bearing deposits	1,299,735	4,236	1.31	1,286,913	4,417	1.36	1,264,609	3,969	1.27
Short-term borrowings and long-term debt	231,989	1,601	2.78	245,101	1,696	2.75	248,982	1,765	2.87
Interest-bearing liabilities	1,531,724	5,837	1.53	1,532,014	6,113	1.58	1,513,591	5,734	1.54
Non-interest-bearing deposits	388,590			388,088			344,273
Other non-interest-bearing liabilities	29,466			24,655			20,370
Total non-interest-bearing liabilities	418,056			412,743			364,643
Total liabilities	1,949,780			1,944,757			1,878,234
Total equity	230,637			234,340			229,963
Total liabilities and equity	$2,180,417			$2,179,097			$2,108,197
Less: Tax-equivalent adjustment(2)		(134)			(136)			(126)
Net interest and dividend income		$14,553			$14,924			$14,326
Net interest rate spread			2.48%			2.51%			2.58%
Net interest rate spread, on a tax-equivalent basis(4)			2.51%			2.54%			2.61%
Net interest margin			2.87%			2.90%			2.94%
Net interest margin, on a tax-equivalent basis(5)			2.89%			2.93%			2.97%
Ratio of average interest-earningassets to average interest-bearing liabilities			133.36%			133.24%			130.44%
__________________________________________________
(1)	Loans, including non-accrual loans, are net of deferred loan origination costs and unadvanced funds.
(2)	Loan and securities income are presented on a tax-equivalent basis using a tax rate of 21%. The tax-equivalent adjustment is deducted from tax-equivalent net interest and dividend income to agree to the amount reported on the consolidated statements of operations.
(3)	Short-term investments include federal funds sold.
(4)	Net interest rate spread, on a tax-equivalent basis, represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5)	Net interest margin, on a tax-equivalent basis, represents tax-equivalent net interest and dividend income as a percentage of average interest-earning assets.
(6)	Accounting for acquired loans, time deposits and borrowings are recorded at fair value. The fair value marks on the loans, time deposits and borrowings acquired accrete and amortize into net interest income over time. For the three months ended March 31, 2020, December 31, 2019 and March 31, 2019, the loan accretion income and interest expense reduction on time deposits and borrowings increased (decreased) net interest income $82,000, $(79,000) and $22,000, respectively. Excluding these items, net interest margin for the three months ended March 31, 2020, December 31, 2019 and March 31, 2019 was 2.87%, 2.94% and 2.96%, respectively.

14